Media and Investor Contact: Evan Pondel PondelWilkinson Inc. 310-279-5980 epondel@pondel.com

CRIMSON FOREST ENTERTAINMENT INKS AGREEMENT

TO RECEIVE $5 MILLION INVESTMENT FROM CHINA FILM ASSIST CO.

TO PRODUCE SCIENCE FICTION THRILLER

—Production Anticipated to Begin April 2015 in the U.S. and China—

LOS ANGELES, Calif. November 6, 2014 – Crimson Forest Entertainment (CRIM: OTCBB), a global independent motion picture studio, today announced it has entered into an agreement with China Film Assist Co. (CFA), under which CFA will invest $5 million to be used for production of a scripted science fiction film that is owned by Crimson.

Under the terms of the agreement, a total of 10,000,000 shares of Crimson common stock will be issued to CFA at a price of $0.50 per share. Details of the film will be announced soon, with production scheduled to begin in April 2015 in the U.S. and China.

The pact represents the second co-production agreement Crimson has signed with CFA, after announcing a co-production deal earlier this year with both CFA and Dadi Digital Cinema Ltd. to produce mystery thriller, “Life Unknown.”

“We are pleased to take our strategic relationship to the next level with CFA, which will become a major Crimson shareholder,” said Jonathan Lim, Crimson Forest Entertainment’s chief executive officer. “CFA has more than a decade of experience providing Chinese and foreign film production services, including preparation, shooting and post production. They have partnered with some of the world’s leading, iconic motion picture studios, including 20th Century Fox, Columbia Pictures, Warner Bros., Emperor Entertainment Group Limited, Sundream Motion Pictures, Legendary East, among others. We are very happy to be part of such a prestigious group.”

Geng Ling, executive director of CFA, said “As shareholders, we look forward to an even closer working relationship with Crimson Forest Entertainment and its talented team. Our investment demonstrates the confidence we have in the company and the momentum it is gaining in becoming a leading producer of films for the China marketplace.”

“The timing for this transaction couldn’t be better,” added Justin Begnaud, chief operating officer of Crimson Forest. “Representing the world’s second largest box office marketplace, China is quickly becoming a major force in global cinema, and we couldn’t have found a better partner in CFA.”

About Crimson Forest Entertainment

Crimson Forest Entertainment is a publicly traded, global independent motion picture studio that finances, produces and acquires theatrical quality feature films and television series with budgets up to $25 million for worldwide distribution. Based in Los Angeles, the company plays an integral role in all aspects of the production process and looks to make strategic investments across a project’s life cycle. Management’s ten years of experience in the China entertainment industry has allowed the company to successfully conceptualize, produce and distribute various film and television projects into the local Chinese market and to position itself as a valuable partner in the ever-growing Chinese theatrical marketplace. For more information, visit the Crimson Forest Entertainment website at www.cfeg.tv.

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